EXHIBIT 99.1

Proteon Therapeutics Appoints Scott Canute to Its Board of Directors

WALTHAM, Mass., July 22, 2015 (GLOBE NEWSWIRE) -- Proteon Therapeutics Inc. (Nasdaq:PRTO), a company developing novel, first-in-class therapeutics to address the medical needs of patients with kidney and vascular diseases, today announced the appointment of Scott Canute to its Board of Directors. Mr. Canute has more than 30 years of experience in the life science industry, with particular expertise in manufacturing and operations. Mr. Canute is the former President of Global Manufacturing Operations at Eli Lilly and Company and former President of Global Manufacturing and Corporate Operations at Genzyme Corporation.

"Scott brings significant experience in general management and global manufacturing from two top pharmaceutical companies," said Timothy Noyes, President and Chief Executive Officer. "His deep expertise in manufacturing late-stage and commercial products will be invaluable as we prepare for the potential commercialization of vonapanitase."

Mr. Canute spent 25 years at Eli Lilly, ultimately serving as President, Global Manufacturing Operations from 2004 until 2007. In this capacity, he directed all manufacturing and supply chain activities for Lilly's global operations. Following his distinguished career at Lilly, he served as President of Global Manufacturing and Corporate Operations at Genzyme from 2010 until 2011. In this role, Mr. Canute was the architect and leader of the organizational evolution that resulted in the supply of life-saving products to patients in need. Mr. Canute currently serves as a member of the Board of Directors of Flexion Therapeutics, Inc. (FLXN) and Oncobiologics, Inc.

"I am thrilled to be joining the Proteon Board of Directors at this exciting time for the Company," remarked Mr. Canute. "I look forward to contributing as Proteon continues its efforts to commercialize vonapanitase, if approved by FDA."

About Proteon Therapeutics

Proteon Therapeutics is committed to improving the health of patients with kidney and vascular diseases through the development of novel, first-in-class therapeutics. Proteon's lead product candidate, vonapanitase (formerly PRT-201), is designed to improve arteriovenous fistula (AVF) patency, the period of time during which an AVF remains open with adequate blood flow to enable hemodialysis. Proteon is currently evaluating vonapanitase in a Phase 3 clinical trial in patients with chronic kidney disease (CKD) undergoing surgical creation of a radiocephalic AVF for hemodialysis and a Phase 1 clinical trial in patients with symptomatic peripheral artery disease (PAD). For more information, please visit www.proteontherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that are, or may be deemed to be, "forward-looking statements." In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms "believes," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should," "approximately," "potential," or, in each case, their negatives or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements, including those regarding the benefit of Mr. Canute's expertise, the commercialization of vonapanitase, whether vonapanitase will be approved by the FDA, and those relating to future events or our future financial performance or condition, involve substantial known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and other factors, including whether our cash resources will be sufficient to fund our operating expenses and capital expenditure requirements for the period anticipated; whether data from early clinical trials will be indicative of the data that will be obtained from future clinical trials; whether vonapanitase will advance through the clinical trial process on the anticipated timeline and warrant submission for regulatory approval; whether such a submission would receive approval from the Food and Drug Administration or equivalent foreign regulatory agencies on a timely basis or at all; and whether we can successfully commercialize and market our product candidates, are described more fully in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Securities and Exchange Commission on May 13, 2015, and our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission on March 20, 2015, and our Current Reports on Form 8-K, as filed with the SEC, particularly in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." In light of the significant uncertainties in our forward-looking statements, you should not place undue reliance on these statements or regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. The forward-looking statements contained in this press release represent our estimates and assumptions only as of the date of this press release and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.

Investor Relations Contact
George Eldridge, Proteon Therapeutics, Senior Vice President and Chief Financial Officer
781-890-0102
geldridge@proteontherapeutics.com

Media Contact
Chris Erdman or Lynnea Olivarez, MacDougall Biomedical Communications
781-235-3060
proteon@macbiocom.com